PRELIMINARY COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934 (Amendment No.     )

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Beverly National Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Beverly National Corporation (the “Corporation”), will be held on     day,             , 2009, at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts at 9:00 a.m., local time (together with any adjournments and postponements thereof, the “Special Meeting”) for the following purposes:

1.	To approve an amendment to the Corporation’s Articles of Organization to eliminate preemptive rights.

2.	To transact such other business as may properly come before the Special Meeting.

The Board of Directors of the Corporation has fixed the close of business on                     , 2009 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. In the event that there are not sufficient votes to approve the foregoing proposal at the time of the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Corporation.

The above matters are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

Paul J. Germano, Secretary

Beverly, Massachusetts

                    , 2009

Whether or not you plan to attend the Special Meeting in person, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting and desire to withdraw your proxy and vote in person, you may do so.

If your shares are in a brokerage or fiduciary account, your broker or bank will send you a voting instructions form instead of a proxy card. Please follow the instructions on that form to tell them how to vote your shares. The Corporation encourages you to use the telephone voting option provided with such forms. Please do not send the voting information form to the Corporation. If you wish to attend the Special Meeting and vote your shares in person, you must follow the instructions on the voting information form to obtain a legal proxy from your broker or bank.

BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

PROXY STATEMENT

THE CORPORATION

Beverly National Corporation (the “Corporation”) is a bank holding company principally conducting business through its subsidiary, Beverly National Bank (the “Bank”).

VOTING, REVOCATION AND SOLICITATION OF PROXIES

Special Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Special Meeting of Shareholders (together with any adjournments or postponements thereof, the “Special Meeting”) of the Corporation to be held at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts, at 9:00 a.m. local time on     day,             , 2009, and, for the purposes set forth in this Proxy Statement.

At the Special Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	To approve an amendment to the Corporation’s Articles of Organization to eliminate preemptive rights.

2.	To transact such other business as may properly come before the Special Meeting.

Record Date

The Corporation mailed this Proxy Statement and enclosed proxy card on or about             , 2009 to all shareholders entitled to vote at the Special Meeting. The Board of Directors fixed the close of business on             , 2009 as the Record Date. Only the holders of record of shares of the Corporation’s common stock (the “Common Stock”) at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. At the Record Date,             shares of Common Stock were outstanding and entitled to vote.

Proxies, Voting and Revocations

Shares represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for approval of the Amendment to the Corporation’s Articles of Organization to eliminate preemptive rights and in the best judgment of the proxies on any other matters properly brought before the Special Meeting.

A holder of record of Common Stock may revoke a proxy by filing an instrument of revocation with Paul J. Germano, Secretary of the Corporation, 240 Cabot Street, Beverly, Massachusetts 01915. Such shareholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any shareholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

The presence in person or by proxy of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. A quorum being present, two-thirds of the shares of Common Stock outstanding is necessary to approve Proposal One. A majority of the shares of Common Stock voting is necessary to decide all other matters. Each share of the Common Stock entitles the shareholder to one vote.

In accordance with applicable state law, abstentions and broker non-votes (shares represented at the meeting which are held by a broker or other nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not exercise voting power) shall be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be counted as voting at the Special Meeting and, therefore, will have the effect of a vote against Proposal One and will have no effect on any other matters submitted to the vote of shareholders.

Solicitation and Other Expenses

The Corporation will bear the cost of soliciting proxies from shareholders, including mailing costs and printing costs in connection with this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Corporation’s directors, officers and certain employees and by personal interview or telephone. Such directors, officers, and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Corporation may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock. The Corporation may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

PROPOSAL ONE

APPROVAL OF AMENDMENT TO ARTICLES OF ORGANIZATION

The Board has unanimously voted to amend the Corporation’s Articles of Organization to eliminate preemptive rights. The full text of the proposed amendment to the Corporation’s Articles of Organization is set forth in Exhibit A to this Proxy Statement.

The Corporation’s Articles of Organization currently provides preemptive rights to holders of Common Stock whenever additional shares of Common Stock are to be issued except in the following circumstances:

(1) When the shares of Common Stock are being issued in consideration of services performed or to be performed.

(2) When the shares of Common Stock are being issued in consideration of the transfer of any property to the Corporation other than cash.

(3) When the shares of Common Stock are being issued to discharge an indebtedness of the Corporation.

(4) When the shares of Common Stock are being issued as dividends of the Corporation.

(5) When the shares of Common Stock are being issued in exchange for other stock or securities of the Corporation then outstanding.

(6) When the shares of Common Stock are being issued pursuant to any right or option created by the Corporation prior or subsequent to the granting of any preemptive right under the Articles of Organization.

(7) When the shares of Common Stock are being issued pursuant to an amendment to the Articles of Organization expanding the number of authorized shares.

(8) When the offering for sale is for the exercise, issuance, or granting of option to purchase shares of Common Stock to any director, officer or employee of the Corporation, which stock may be offered or sold in such amounts and upon such terms and conditions as the Board of Directors from time to time may determine.

The holders of the Common Stock are not entitled to preemptive rights with respect to the issuance of shares of preferred stock.

The Board believes that the proposed amendment to eliminate preemptive rights for holders of Common Stock will provide the Corporation with greater flexibility to meet future capital requirements and to respond to opportunities and market conditions. Common Stock would be available for issuance from time to time for any proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions without first offering it to existing holders of Common Stock.

The existence of preemptive rights adds delay, cost and potential uncertainty to the Corporation’s ability to raise capital or issue securities in connection with various corporate activities. As a result, it makes it more costly and difficult for the Corporation to engage in activities which involve the issuance of securities and places the Corporation at a competitive disadvantage in transactions which involve the issuance of securities, such as public and private offerings of securities. For example, the existence of preemptive rights added cost and delay to the Corporation’s public offering of Common Stock in 2006. In such offering to which preemptive rights applied, only approximately $4.4 million (including $900,000 by officers and directors and $1.3 million by one shareholder) of the $17.7 million in capital raised by the Corporation was the result of shareholders exercising preemptive rights. Each of these shareholders would have had the ability to purchase the Common Stock in the public offering if preemptive rights had not been available.

Similarly, the existence of preemptive rights is currently delaying and jeopardizing the Corporation’s ability to access the Capital Purchase Program of the Troubled Asset Relief Program of the U.S. Department of the Treasury (the “Treasury”). The Corporation received preliminary approved on November 21, 2008 from the Treasury to issue and sell preferred stock (the “Preferred Stock”) and a warrant to purchase approximately 91,643 shares of Common Stock (the “Warrant”) for aggregate consideration of $10.6 million. The Treasury has advised the Corporation that it will not complete the transaction until preemptive rights have been removed with respect to the Common Stock which would be issued upon the exercise of the Warrant and that it expects the Corporation to seek such removal as soon as possible. The exceptions to preemptive rights described above would not be applicable to the issuance of Common Stock upon the exercise of the Warrant. Preemptive rights thus hinder the ability of the Corporation to obtain and deploy such capital in the marketplace and put the Corporation at a competitive disadvantage to institutions which are not burdened by preemptive rights, many of which have already received funding under the Capital Purchase Program. This would impede efforts of the Corporation and the Bank to prudently expand the Corporation’s and the Bank’s growth, branch expansion or acquisitions. Similarly, if in the future the Corporation were to seek to sell shares of Common Stock to raise capital to redeem the Preferred Stock, preemptive rights would constrain its ability to do so.

The Board of Directors unanimously proposes the elimination of preemptive rights in order to eliminate this competitive disadvantage and to place the Corporation on a competitive basis with other institutions that are not subject to preemptive rights, which is the predominate current corporate practice. Unless preemptive rights are eliminated, the Board is concerned that the Corporation will continue to be disadvantaged in efforts to publicly or privately raise capital or engage in activities which could involve the issuance of Common Stock, such as mergers or acquisitions of other corporations. The Board considered seeking shareholder approval of the elimination of preemptive rights only in the circumstances of the issuance of securities under the Capital Purchase Program, but concluded that it is in the best interests of the Corporation and its shareholders to seek the total elimination of preemptive rights for the reasons stated.

The Board does not have any plans calling for the issuance of shares of Common Stock at the present time, other than the issuance of the Preferred Stock and the Warrant to purchase Common Stock to the Treasury in connection with the Treasury’s Capital Purchase Program.

On October 14, 2008, the Treasury announced the Capital Purchase Program. The Capital Purchase Program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, the Treasury purchases senior preferred stock from banks, bank holding companies and other financial institutions. The preferred stock qualifies as Tier 1 capital for regulatory purposes and ranks senior to common stock and at an equal level in the capital structure with any existing preferred stock. The Corporation currently has no preferred stock outstanding. The preferred stock purchased by the Treasury pays a cumulative dividend rate of 5 percent per annum for the first five years it is outstanding and thereafter at a rate of 9 percent per annum. The preferred stock is non-voting, other than voting rights on matters that could adversely affect the preferred stock. The preferred stock is callable at one hundred percent of issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the preferred stock may be redeemed only with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

If the Corporation participates in the Capital Purchase Program, it must issue to the Treasury the Warrant to purchase approximately 91,643 shares of Common Stock, which number of shares represents an aggregate market price equal to 15 percent of the Preferred Stock purchased by the Treasury. The exercise price of the

Warrant is estimated to be $17.35 per share, which is the average of the closing prices of the Common Stock for the 20-trading day period prior to preliminary approval, which was received on November 21, 2008. If the Corporation sells the $10.6 million of the Preferred Stock for which it has received preliminary approval under the Capital Purchase Program, the Corporation estimates that the ownership percentage of the current shareholders would be diluted by approximately 3.33% if the Warrant were fully exercised at the estimated exercise price of $17.35.

Banks and bank holding companies participating in the Capital Purchase Program also must adopt certain standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the Capital Purchase Program. The Treasury’s consent also will be required for any increase in quarterly dividends on the Common stock above $0.20 per share or certain repurchases of Common Stock until the third anniversary of the date of the investment unless prior to the third anniversary the Preferred Stock is redeemed in whole or the Treasury has transferred all of the Preferred Stock to third parties.

See Exhibit B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

At September 30, 2008, the Corporation had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for the Corporation to apply for capital available under the Capital Purchase Program because (i) the Corporation believes that the cost of capital under the Capital Purchase Program is significantly lower than the cost of capital otherwise available to the Corporation at this time and (ii) despite being well-capitalized, additional capital received under the Capital Purchase Program would provide the Corporation additional flexibility to meet future capital needs that may arise.

The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock that will be issued under the Capital Purchase Program. The dividends that will be payable on the shares of Preferred Stock will reduce the amount otherwise available for payment of dividends on Common Stock and there will be restrictions placed on the Corporation’s ability to declare dividends on the Common Stock or to repurchase Common Stock. In certain circumstances, the Preferred Stock will dilute the voting power of the holders of the Common Stock. In addition, the holders of the Preferred Stock will have superior rights in the event of any dissolution, liquidation, or winding up of the Corporation, thereby diminishing the rights of the holders of the Common Stock to distribution of the Corporation’s assets. The holders of the shares of Preferred Stock would not be entitled to any pre-emptive right to purchase or subscribe for any shares of that or any other class of the Corporation’s securities.

Pro Forma Effect on the Corporation’s Financial Statements

The following discusses the pro forma effect of participation in the Capital Purchase Program on the Corporation’s financial statements. As indicated above, the Corporation applied for $10.6 million under the Capital Purchase Program and was notified on November 21, 2008 that the Treasury preliminarily approved the Corporation’s application.

Pro Forma Effects—Balance Sheet

If the Corporation participates in the Capital Purchase Program, stockholders’ equity would increase by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. Costs associated with the transaction are not expected to be material. If $10.6 million in proceeds had been received from the Treasury on September 30, 2008, stockholders’ equity would have increased from the reported amount of $41,279,000 to $51,879,000 on a pro forma basis. Upon initial receipt of the capital, advances from the Federal Home Loan Bank and total liabilities would have decreased by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. If $10.6 million in proceeds had been received from the Treasury on September 30, 2008, advances from the Federal Home Loan Bank would have decreased from the reported amount of $70,326,000 to $59,726,000 on a pro forma basis and total liabilities would have decreased from the reported amount of $443,432,000 to $432,832,000 on a pro forma basis. The following table shows the pro forma impact of the Corporation’s receipt of $10.6 million proceeds from the Treasury on the Bank’s capital ratios as of September 30, 2008:

	As Reported 9/30/08	Pro Forma 9/30/08	Regulatory Standard for Well-Capitalized
Leverage Ratio	8.96%	11.13%	5.00%
Tier 1 Risk Based	12.23%	15.19%	6.00%

Total Risk Based	13.40%	16.37%	10.00%

Pro Forma Effects—Income Statement

If the Corporation participates in the Capital Purchase Program, the Corporation intends to use the capital to support loan growth, pursue attractive investments in securities, and target potential branch expansion and acquisition opportunities. The capital received, over time, is expected to generate income to service required dividend payments on the Preferred Stock and generate additional income for common shareholders. Until the time it fully deploys this capital over a larger asset base, the Corporation anticipates that earnings on the original capital received will not fully cover required dividend payments and other costs relating to the Preferred Stock, which would reduce the amount of earnings available to common shareholders.

The following pro forma income statement effects assume the capital proceeds received are invested in earning assets at a blended rate of 6%. An assumed tax rate of 34% was used for all periods. The pro forma income statement impacts do not include the benefit of leveraging the capital received into a larger asset base, but simply include the additional income earned on investment of the original capital proceeds.

If proceeds of $10.6 million had been received under the Capital Purchase Program on January 1, 2007, net income for the year ended December 31, 2007 would have increased from the reported amount of $3,570,000 to $3,990,000 on a pro forma basis and the net interest margin for the year ended December 31, 2007 would have increased from the reported amount of 3.74% to 3.79% on a pro forma basis. However, because $567,000 of the Corporation’s net earnings would be required for the payment of dividends to the holder(s) of the Preferred Stock and amortization/accretion associated with the Preferred Stock, and therefore would not be available to the Corporation’s common shareholders, basic earnings per share available to common shareholders would have decreased from the reported amount of $1.31per share to $1.26 per share on a pro forma basis and diluted earnings per share available to common shareholders would have decreased from the reported amount of $1.30 per share to $1.25 per share on a pro forma basis.

If proceeds of $10.6 million had been received under the Capital Purchase Program on January 1, 2008, the net loss reported for the nine months ended September 30, 2008 (which includes a one-time other-than-temporary impairment charge of $3,724,000 incurred in the third quarter of 2008) would have decreased from the reported loss of $748,000 to a loss of $433,000 on a pro forma basis. However, because $426,000 of the Corporation’s net earnings would be required for the payment of dividends to the holder(s) of the Preferred Stock and amortization/accretion associated with the Preferred Stock, and therefore would not be available to the Corporation’s common shareholders, the basic and diluted loss per share attributable to common shareholders would have increased from the reported amount of $0.28 per share to a $0.32 per share on a pro forma basis. Excluding the one-time other-than-temporary impairment charge of $3,724,000 incurred in the third quarter of 2008, adjusted net income for the nine months ended September 30, 2008 was $2,976,000 and basic and diluted adjusted earnings per share was $1.12 per share. Receiving $10.6 million in proceeds under the Capital Purchase Program on January 1, 2008 as described above would have increased the Corporation’s adjusted net income to $3,291,000 on a pro forma basis and decreased adjusted earnings per share to $1.08 on a pro forma basis.

Approval of the proposed amendment to the Corporation’s Articles of Organization requires the affirmative approval of at least two-thirds of the outstanding shares entitled to vote at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CORPORATION’S ARTICLES OF ORGANIZATION TO ELIMINATE PREEMPTIVE RIGHTS.

DISSENTERS’ RIGHTS

Under Massachusetts law, holders of the Common Stock of the Corporation have the right to dissent from the proposed amendment to the Articles of Organization and to receive payment in cash for the fair value of their shares of Common Stock of the Corporation. Fair value for these purposes means the value of the shares immediately before the effectiveness of the proposed amendment, excluding any appreciation or depreciation in anticipation of the proposed amendment unless such exclusion would be inequitable. Holders of the Common Stock electing to do so must comply with the provisions of Part 13 of the Massachusetts Business Corporation Act in order to perfect their dissenters’ rights. A copy of the applicable Massachusetts statute is attached as Exhibit C of this Proxy Statement.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Part 13 of the Massachusetts Business Corporation Act.

The following is intended as a brief summary of the material provisions of the Massachusetts statutory procedures that a stockholder must follow in order to dissent from the proposed amendment and obtain payment of the fair value of his or her shares of the Common Stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Part 13 of the Massachusetts Business Corporation Act, the full text of which appears in Exhibit C of this Proxy Statement.

Under Section 13.20 of the Massachusetts Business Corporation Act, the notice of the Special Meeting, at which the approval of the proposed amendment will be submitted to the Corporation’s stockholders, must state that stockholders are or may be entitled to assert dissenter’s rights under Part 13 of the Massachusetts Business Corporation Act and include a copy of Part 13 of the Massachusetts Business Corporation Act with the notice. The Corporation intends that this Proxy Statement constitutes this notice.

Stockholders who wish to exercise their dissenters’ rights must satisfy the provisions of Subdivision B of Part 13 of the Massachusetts Business Corporation Act. Subdivision B requires the following:

Stockholders wishing to dissent must deliver to the Corporation written notice of intent to demand payment—Stockholders who intend to demand payment of the fair value of their Common Stock must deliver, before the vote on the proposed amendment is taken at the Special Meeting, a written notice of intent to demand payment for their shares if the proposed amendment is approved. This written notice of intent must be separate from the proxy card. A vote against the proposed amendment alone will not constitute a written notice of intent to demand payment.

Stockholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Beverly National Corporation, Attention: Paul Germano, Secretary, 240 Cabot Street Beverly, Massachusetts 01915.

It is important that the Corporation receive all written notices of intent before the vote concerning the proposed amendment is taken at the Special Meeting. The written notice of intent should specify the stockholder’s name and mailing address, the number of shares of Common Stock owned, and that the stockholder intends to demand payment for such stockholder’s shares under Part 13 of the Massachusetts Business Corporation Act.

Stockholders wishing to dissent must NOT vote for approval of the proposed amendment—Stockholders who intend to demand payment of the fair value of their Common Stock must not vote for approval of the proposed amendment. If a stockholder votes, by proxy or in person, in favor of the proposed amendment, this will terminate his or her right to demand payment for his or her shares under Part 13 of the Massachusetts Business Corporation Act. A stockholder will also terminate his or her right to demand payment if he or she returns a signed proxy card and:

•	fails to vote against of the proposed amendment; or

•	fails to note that he or she is abstaining from voting.

If a stockholder does either of these two things, his or her dissenters’ rights will terminate even if he or she previously filed a written notice of intent to demand payment. However, if no proxy card is returned, a stockholder will not have terminated his or her right to demand payment.

Stockholders wishing to dissent must demand payment for their Common Stock and deposit certificates for certificated shares—If the proposed amendment is approved by the Corporation’s stockholders, the Corporation will be required to deliver a written dissenters’ notice to all stockholders who delivered a written notice of intent to demand payment for their shares of the Common Stock and who did not vote for the approval of the proposed amendment. The written dissenters’ notice must be sent by the Corporation no later than ten days after the approval of the amendment and must state where a demand for payment must be sent, where and when certificates for certificated shares must be deposited, and to what extent transfer of uncertificated shares will be restricted after the payment demand is received. The written dissenters’ notice must also supply a form for demanding payment, indicating the date of the first announcement to news media of the terms of the proposed amendment, which was                     , 2009, and set a date by which the Corporation must receive the payment demand, which date must be no less than 30 and no more than 60 days after the date the written dissenters’ notice is delivered.

Dissenting stockholders must demand payment for their Common Stock using the form provided with the Corporation’s written dissenters’ notice, certifying whether or not they acquired beneficial ownership of their shares before                     , 2009, and depositing certificates for certificated shares in accordance with the terms of the written dissenters’ notice. If dissenting stockholders do not demand payment or deposit their certificates for certificated shares as required by the written dissenters’ notice, they will not be entitled to payment for their shares under Part 13 of the Massachusetts Business Corporation Act.

If shareholders wishing to dissent fail to comply with any of these conditions and the amendment becomes effective, they will not be entitled to receive any payment for their shares.

If the amendment is approved, each holder of Common Stock who acquired those shares prior to                     , 2009 and who has perfected dissenters’ rights in accordance with Part 13 of the Massachusetts Business Corporation Act will be paid for such stockholder’s shares of Common Stock the fair value in cash of those shares, as estimated by the Corporation, plus accrued interest from the date of effectiveness of the amendment until the date of the payment, at the average rate paid by the Corporation on its principal bank loans, or, if none, a rate that is fair and equitable under all the circumstances. The payment must be accompanied by the Corporation’s balance sheet, income statement, and statement of changes in stockholders’ equity as of and for the fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements. The payment must also be accompanied by a statement of the Corporation’s estimate of the fair value of the shares and how such estimate was calculated, an explanation of how the interest was calculated and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the payment.

If the amendment is approved, the Corporation may elect to withhold payment from holders of the Common Stock who acquired those shares after                     , 2009 and who perfected dissenters’ rights in accordance with Part 13 of the Massachusetts Business Corporation Act. If the Corporation elects to withhold payment, the Corporation will be required to estimate the fair value of the dissenting stockholders’ shares of Common Stock, plus accrued interest and to send an offer to pay this amount in full satisfaction of the stockholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the offer. Dissenting stockholders who agree to accept the offer of payment in full satisfaction of their demand will be sent that amount in payment by the Corporation.

If a dissenting stockholder believes that the amount paid or offered to be paid by the Corporation is less than the fair value of their shares or that the interest due is incorrectly calculated, the dissenting stockholder may, within 30 days of receipt of the payment or offer or payment, notify the Corporation in writing of their own estimate of the fair value of the their shares and amount of interest due and demand payment of their estimate of the fair value of their shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of the Corporation’s receipt thereof, the Corporation is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

If the Corporation petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against the Corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against the Corporation if the court finds that the Corporation did not substantially comply with the requirements of Part 13 of the Massachusetts Business Corporation Act, or against either the Corporation or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the Corporation, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If stockholders fail to comply strictly with the procedures described above they will lose their dissenters’ rights. Consequently, if stockholders wish to exercise their dissenters’ rights, they are strongly urged to consult a legal advisor before attempting to do so.

OTHER MATTERS

At the time of the preparation of this proxy material, the Board of Directors of the Corporation does not know of any other matter to be presented for action at the Special Meeting. If any other matters should properly come before the Special Meeting, proxy holders shall have discretionary authority to vote the shares for which they have been granted authority according to their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and related notes set forth certain information as of December 31, 2008 with respect to all persons known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	274,020	(2)	10.3%

Common Stock	John Sheldon Clark 1633 Broadway, 30th Floor New York, NY 10019	230,738	(3)	8.7%

Common Stock	Banc Fund V, L.P. Banc Fund VI, L.P. Banc Fund VII, L.P. 208 South LaSalle Street Suite 1680 Chicago, IL 60604	165,137	(4)	6.2%

(1)	The percentages above are based on 2,663,545 shares of Common Stock outstanding as of December 31, 2008.
(2)

As disclosed in Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2008. The reporting person has shared voting power with respect to 209,720 shares of common stock and shared dispositive power with respect to 274,020 shares of common stock.

(3)

As disclosed in Schedule 13D filed with the SEC on August 1, 2006. The reporting person has sole voting power with respect to 206,279 shares of common stock which includes 95,229 shares held by two trusts for which he serves as the sole trustee. The reporting person is deemed to have shared voting and dispositive power with respect to 23,959 shares owned solely by his spouse but which are deemed to be beneficially owned by the reporting person.

(4)

As disclosed in Schedule 13G/A filed with the SEC on February 12, 2008. Banc Fund V, L.P. (0 shares), Banc Fund VI, L.P. (85,900 shares) and Banc Fund VII, L.P. (79,237 shares) are managed by Charles J. Moore, who has voting and dispositive power over the shares held by each of these entities.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table and related notes set forth certain information regarding Common Stock owned by each of the Directors and Executive Officers of the Corporation and Bank and by all Executive Officers and Directors of the Corporation and the Bank as a group at November 30, 2008. The percentages are based upon the 2,663,545 shares of Common Stock outstanding on December 31, 2008.

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)(3)(4)		Percent of Class
Common Stock	Kevin M. Burke	2,870		*
Common Stock	John N. Fisher	15,032	(5)	*
Common Stock	Donat A. Fournier	20,331	(6)	*
Common Stock	Mark B. Glovsky	8,567		*
Common Stock	Alice B. Griffin	23,027		*
Common Stock	Suzanne S. Gruhl	470		*
Common Stock	Robert W. Luscinski	7,936		*
Common Stock	John J. Meany	235		*
Common Stock	Linda E. Saris	100		*
Common Stock	Pamela C. Scott	370		*
Common Stock	Michael F. Tripoli	4,270		*
Common Stock	Carol A. Vallone	235	(7)	*
Common Stock	Paul J. Germano	20,339	(8)	*
Common Stock	Michael O. Gilles	23,158		*
Common Stock	John L. Good, III	26,726		1.0%
Common Stock	John R. Putney	15,316		*
Common Stock	James E. Rich, Jr.	15,597	(9)	*
Common Stock	All current Directors and Executive Officers as a group (17 persons)	183,724		6.9%

*	Less than 1%.
(1)	The individuals listed can be contacted through the Corporation (Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915).
(2)

Based upon information provided to the Corporation by the indicated persons. The number of shares that each individual has the option to purchase has been added to the number of shares actually outstanding for the purpose of calculating the percentage of such person’s ownership.

(3)

Under regulations of the SEC, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, a person has sole voting and investment power with respect to the shares set forth opposite his or her name. The table does not reflect shares held by the Corporation’s Employee Stock Ownership Plan (“ESOP”), as to which Messrs. Fournier, Good and Germano serve as trustees, but does include shares allocated to individual Executive Officers as of December 31, 2008 as follows: Mr. Fournier: 17; Mr. Germano: 6,602; Mr. Gilles: 8; Mr. Good: 13; Mr. Putney: 16 and Mr. Rich: 9,172.

(4)

Includes stock options to purchase shares which were exercisable as of December 31, 2008, or within 60 days thereafter, as follows: John N. Fisher: 472; Mark B. Glovsky: 315; Alice B. Griffin: 315; Robert W. Luscinski: 512; James E. Rich, Jr.: 1,050; Paul J. Germano: 1,050 and Directors and Executive Officers

(as a group): 4,714. Includes awards of restricted stock that have not vested as follows: Kevin M. Burke: 220; John N. Fisher: 220; Donat A. Fournier: 3,600; Mark B. Glovsky: 220; Alice B. Griffin: 270; Suzanne S. Gruhl: 220; Robert W. Luscinski: 220; John J. Meany 135; Pamela C. Scott: 220; Michael F. Tripoli: 220; Carol A. Vallone 135, Paul J. Germano: 1,350, Michael O. Gilles: 2,700; John L. Good: 1,150 John R. Putney: 1,800; James E. Rich, Jr.: 1,150 and Directors and Executive Officers as a group: 13,830

(5)	Includes 14,447 shares held in trust.
(6)	Includes 1,000 shares owned individually by Mr. Fournier’s spouse.
(7)	Includes 100 shares owned jointly by Ms. Vallone and Ms. Vallone’s spouse.
(8)	Includes 567 shares owned jointly by Mr. Germano and Mr. Germano’s spouse.
(9)	Includes 4,125 shares owned jointly by Mr. Rich and Mr. Rich’s spouse.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

Any proposal that a shareholder wished to have included in the Corporation’s Proxy Statement and form of Proxy relating to the Corporation’s 2009 Annual Meeting of Shareholders under Rule 14a-8(e) of the SEC must have been received by the Corporation by December 1, 2008.

The Corporation must receive written notice of any shareholder proposal to be acted upon at the 2009 Annual Meeting, for which inclusion in the Corporation’s proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 2009 Annual Meeting, which is expected to be held on May 26, 2009.

ADDITIONAL INFORMATION

If you have any questions about the Special Meeting or your ownership of the Common Stock, please contact Paul Germano, our corporate secretary, by mail at Beverly National Corporation, Attention: Paul Germano, Secretary, 240 Cabot Street Beverly, Massachusetts 01915, or by email to Mr. Germano’s attention at Paul.Germano@beverlynational.com.

By Order of the Board of Directors

Paul J. Germano
Secretary

Beverly, Massachusetts

                    , 2009

EXHIBIT A

PROPOSED AMENDMENT TO

THE ARTICLES OF ORGANIZATION

OF

BEVERLY NATIONAL CORPORATION

Article 4, Section 2(a), “Stockholders Rights,” shall be amended in its entirety to read as follows:

Holders of any class of stock of the corporation shall have no preemptive right to subscribe for any shares of stock of the corporation.

A-1

EXHIBIT B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer: Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: United States Department of the Treasury (the “UST”).

Size: QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases: The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the Emergency Economic Act of 2008 (“EESA”) shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years.

Exercisability: Immediately exercisable, in whole or in part.

Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

EXHIBIT C

MASSACHUSETTS BUSINESS CORPORATION ACT

CHAPTER 156D

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

BEVERLY NATIONAL CORPORATION

Proxy for the Special Meeting of Shareholders

to be held on                      , 2009

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints                      and                      or each of them acting alone, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Beverly National Corporation (the “Corporation”) which the undersigned is entitled to vote only at the special meeting of shareholders of the Corporation, to be held on                     , 2009 at 9:00 a.m., local time at the Danvers office of Beverly National Bank at 35 High Street, Danvers, Massachusetts and at any and all adjournments and postponements thereof, with all the powers the undersigned would possess if personally present at such meeting as follows:

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. The Proxies cannot vote your shares unless you sign, date and return this card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CORPORATION’S ARTICLES OF ORGANIZATION. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. Approval of an amendment to the Corporation’s Articles of Organization to eliminate preemptive rights FOR AGAINST ABSTAIN ☐ ☐ ☐

This Proxy is revocable and will be voted as directed, but if no instructions are specified, this Proxy will be voted “FOR” the proposal. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this Proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

Please sign exactly as your name appears hereon. Joint owners must both sign. Attorney, executor, administrator, trustee, or guardian must give full title as such. A corporation or partnership must sign in its name by authorized person.

☐ MARK HERE FOR ADDRESS CHANGE AND MARK LABEL ACCORDINGLY	☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Signature: Date: , 2009	Signature: Date: , 2009